Exhibit 10.19

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (the “First Amendment”) is entered into effective as of February 5, 2021 (the “Effective Date”) by and between aTyr Pharma, Inc., a Delaware corporation (the “Company”) and Sanjay S. Shukla, M.D., M.S. ("Executive").

Whereas, Company and Executive entered into that certain Employment Agreement dated as of November 1, 2017 (the “Agreement”) whereby the Company retained Executive to serve as a member of the Company’s Board of Directors and Chief Executive Officer and President of the Company (capitalized terms used but not otherwise defined in this First Amendment shall have the meanings given such terms in the Agreement); and

Whereas, Company and Executive wish to amend the Agreement to increase the compensation payable to Executive following a Change in Control as set forth herein.

Now Therefore, in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.	Amendment and Restatement of Section 5(a)(i). Section 5(a)(i) of the Agreement is hereby amended and restated as follows:

(i)the Company shall pay the Executive in cash an amount equal to the sum of (A) 1.5 times the Executive’s then-current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) the Executive’s annual target incentive compensation for the year of termination; and

2.Full Force and Effect.  Except as specifically amended by this First Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

3.Governing Law.  This is a California contract and shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles of such State.  With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Ninth Circuit.

4.Counterparts.  This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page.

in witness whereof, the parties have executed this First Amendment as of the Effective Date.

“Company” aTyr Pharma, Inc., a Delaware corporation By: \s\ Nancy E. Denyes___________________ Name: Nancy E. Denyes Title: General Counsel	“Executive” By:\s\ Sanjay S. Shukla__________________ Name: Sanjay S. Shukla, M.D., M.S.